Exhibit 99.1
For Immediate Release
Cushman & Wakefield Reports Financial Results for First Quarter 2022

CHICAGO (BUSINESS WIRE), May 5, 2022 -- Cushman & Wakefield (NYSE: CWK) today reported financial results for the first quarter ended March 31, 2022:
Financial Results
•Revenue of $2.3 billion and service line fee revenue of $1.7 billion for the first quarter of 2022 increased 21% and 27%, respectively, from the first quarter of 2021.
◦Strong performance across all segments, led by the Americas.
◦Leasing and Capital markets grew 56% and 74%, respectively.
◦Property, facilities and project management and Valuation and other grew 9% and 8%, respectively.
•Net income and earnings per share for the first quarter of 2022 of $45.5 million and $0.20, respectively, improved compared to the first quarter of 2021 net loss of $17.2 million and loss per share of $0.08.
◦Adjusted earnings per share of $0.48 was significantly ahead of the first quarter of 2021 of $0.11.
◦Adjusted EBITDA of $214.4 million increased 115% with Adjusted EBITDA margin of 12.6% expanding 512 basis points from the first quarter of 2021.
•Liquidity at the end of the first quarter of 2022 was $1.6 billion, consisting of availability on the Company's undrawn revolving credit facility of $1.0 billion and cash and cash equivalents of $0.6 billion.
•Amended revolving credit facility on April 28, 2022, increased availability to $1.1 billion, extended the maturity date to 2027 and added incentives linked to sustainability features based on our greenhouse gas emission targets.

"We are off to a strong start to 2022 generating record first quarter results. Performance was pleasing across the board of our highly diversified portfolio, in particular brokerage, which continues to perform exceptionally well as investors seek attractive returns and return to office momentum drives leasing activity. Equally encouraging was the strength of our non-brokerage businesses which generated upper single digit revenue growth year-over-year as we continue to capture market share in our occupier services business. We are well positioned with a strong balance sheet and ample liquidity to continue to drive our growth strategy and to deliver material value to our shareholders,” said John Forrester, Cushman & Wakefield Chief Executive Officer.

INVESTOR RELATIONS	MEDIA CONTACT
Len Texter	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
IR@cushwake.com	aixa.velez@cushwake.com

May 5, 2022

Consolidated Results (unaudited)

	Three Months Ended March 31,
(in millions)	2022	2021	% Change in USD	% Change in Local Currency(5)
Revenue:
Property, facilities and project management	$840.9	$768.1	9%	11%
Leasing	454.7	291.7	56%	58%
Capital markets	288.9	166.4	74%	76%
Valuation and other	120.3	111.4	8%	10%
Total service line fee revenue(1)	1,704.8	1,337.6	27%	29%
Gross contract reimbursables(2)	626.2	586.2	7%	8%
Total revenue	$2,331.0	$1,923.8	21%	23%

Costs and expenses:
Cost of services provided to clients	$1,234.3	$1,003.3	23%	25%
Cost of gross contract reimbursables	626.2	586.2	7%	8%
Total costs of services	1,860.5	1,589.5	17%	18%
Operating, administrative and other	293.4	280.8	4%	6%
Depreciation and amortization	40.6	43.1	(6)%	(5)%
Restructuring, impairment and related charges	1.2	17.6	(93)%	(93)%
Total costs and expenses	2,195.7	1,931.0	14%	15%
Operating income (loss)	135.3	(7.2)	n.m.	n.m.
Interest expense, net of interest income	(43.2)	(42.4)	2%	3%
Earnings from equity method investments	16.9	2.4	n.m.	n.m.
Other (expense) income, net	(32.9)	2.0	n.m.	n.m.
Earnings (loss) before income taxes	76.1	(45.2)	n.m.	n.m.
Provision for (benefit from) income taxes	30.6	(28.0)	209%	121%
Net income (loss)	$45.5	$(17.2)	n.m.	n.m.

Adjusted EBITDA(3)	$214.4	$99.7	115%	118%
Adjusted EBITDA margin(3)	12.6%	7.5%

Adjusted net income(3)	109.4	25.5	n.m.

Weighted average shares outstanding, basic	224.7	222.3
Weighted average shares outstanding, diluted(4)	229.1	223.9

Earnings (loss) per share, basic	$0.20	$(0.08)
Earnings (loss) per share, diluted	$0.20	$(0.08)
Adjusted earnings per share, diluted(3)	$0.48	$0.11
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.
(3) See the end of this press release for reconciliations of (i) Net income (loss) to Adjusted EBITDA and (ii) Net income (loss) to Adjusted net income and for explanations on the calculations of Adjusted EBITDA margin and Adjusted earnings per share, diluted. See also the definition of, and a description of the purposes for which management uses these non-GAAP measures under the Use of Non-GAAP Financial Measures section in this press release.
(4) For all periods with a GAAP net loss, weighted average shares outstanding, diluted is only used to calculate Adjusted earnings per share, diluted. For all periods with a GAAP net loss, all potentially dilutive shares would be anti-dilutive; therefore, both basic and diluted earnings (loss) per share are calculated using weighted average shares outstanding, basic.
(5) In order to assist our investors and improve comparability of results, we present the period-over-period changes in certain of our financial measures, such as service line fee revenue and Adjusted EBITDA, in "local" currency. The local currency change represents the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this presentation provides our management and investors with a better view of comparability and trends in the underlying operating business.

May 5, 2022

First Quarter Results (unaudited)
Revenue
Revenue of $2.3 billion, an increase of $407.2 million or 21% compared to the three months ended March 31, 2021, reflects strong revenue growth across all segments. Americas, EMEA and APAC revenue growth was 25%, 6%, and 12%, respectively, compared to the three months ended March 31, 2021. Service line fee revenue growth was led by brokerage, which was up 62% versus the first quarter of 2021. Leasing revenue of $454.7 million increased 56% principally driven by the strength of the industrial sector and improving momentum stemming from return-to-office activity. Capital markets revenue grew $122.5 million or 74% as investment fundamentals in commercial real estate assets continue to be favorable. Property, facilities and project management grew 9% driven by growth in our facilities management and project management businesses. Valuation and other and Gross contract reimbursables also grew 8% and 7%, respectively. Geographically, Americas, EMEA and APAC contributed 89%, 3%, and 8%, respectively, of the consolidated revenue growth.
Costs of services
Costs of services of $1.9 billion increased $271.0 million or 17% compared to the three months ended March 31, 2021. Cost of services provided to clients increased 23% principally due to higher variable costs including commissions, as a result of higher brokerage revenue. Cost of gross contract reimbursables increased 7% driven by the continued growth in our Property, facilities and project management service line. These increases were partially offset by tight cost management and savings generated from operating efficiency initiatives. Total costs of services as a percentage of total revenue were 80% for the first quarter of 2022 as compared to 83% for the first quarter of 2021.
Operating, administrative and other
Operating, administrative and other expenses of $293.4 million increased by $12.6 million or 4% compared to the three months ended March 31, 2021, as higher compensation costs were partially offset by savings generated from operating efficiency initiatives. Operating, administrative and other costs as a percentage of total revenue were 13% for the first quarter of 2022 as compared to 15% for the first quarter of 2021.
Restructuring, impairment and related charges
Restructuring, impairment and related charges were $1.2 million, a decrease of $16.4 million compared to the three months ended March 31, 2021. This decrease principally reflects the reduction of severance-related costs and impairment charges in connection with the Company's previously announced strategic realignment of the business, that was substantially complete at the end of last year.
Earnings from equity method investments
Earnings from equity method investments of $16.9 million increased by $14.5 million compared to the three months ended March 31, 2021, primarily due to the earnings recognized from our equity method investment with Greystone in the Americas, which was finalized in December 2021.
Other (expense) income, net
Other expense, net during the three months ended March 31, 2022 reflects net unrealized losses on fair value investments of $21.5 million, primarily related to our investment in WeWork, which closed in the fourth quarter of 2021, partially offset by royalty income. In addition, the Company recorded a loss of $13.8 million in the three months ended March 31, 2022 related to the disposal of operations in Russia.
Provision for (benefit from) income taxes
Provision for income taxes for the first quarter of 2022 was $30.6 million on earnings before income taxes of $76.1 million. For the first quarter of 2021, the benefit from income taxes was $28.0 million on a loss before income taxes of $45.2 million. The increase in tax expense from the prior period was primarily driven by higher pre-tax earnings, partially offset by a lower effective tax rate.
Net income and Adjusted EBITDA
Net income of $45.5 million principally reflects the strong performance of brokerage activity as Leasing and Capital markets fee revenue increased 56% and 74%, respectively. Revenue in Property, facilities and project management and Valuation and other also increased 9% and 8%, respectively.
Adjusted EBITDA of $214.4 million increased by $114.7 million or 115%, primarily due to the impact of revenue growth in all segments and service lines. As a result, Adjusted EBITDA margin, measured against service line fee revenue, of 12.6% for the three months ended March 31, 2022, increased 512 basis points as compared to 7.5% in the three months ended March 31, 2021.

May 5, 2022

Balance Sheet
Liquidity at the end of the first quarter was $1.6 billion, including availability on the Company's undrawn revolving credit facility of $1.0 billion and cash and cash equivalents of $0.6 billion.
Net debt as of March 31, 2022 was $2.6 billion including the Company's outstanding 2018 First Lien debt of $2.6 billion and the 2020 Notes of $0.6 billion, net of cash and cash equivalents of $0.6 billion.

Conference Call
The Company’s First Quarter 2022 Earnings Conference Call will be held today, May 5, 2022, at 5:00 p.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at http://ir.cushmanwakefield.com.
The direct dial-in number for the conference call is 1-877-407-9208 for U.S. callers and 1-201-493-6784 for international callers. The Conference ID is 13728186. A replay of the call will be available approximately two hours after the conference call by accessing http://ir.cushmanwakefield.com. A transcript of the call will be available on the Company’s Investor Relations website at http://ir.cushmanwakefield.com.

About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 50,000 employees in over 400 offices and approximately 60 countries. In 2021, the firm had revenue of $9.4 billion across core services of property, facilities and project management, leasing, capital markets, and valuation and other services. To learn more, visit www.cushmanwakefield.com or follow @CushWake on Twitter.

Cautionary Note on Forward-Looking Statements
All statements in this release other than historical facts are forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside Cushman & Wakefield’s control. Such factors include, but are not limited to, uncertainty regarding and changes in global economic or market conditions and changes in government policies, laws, regulations and practices. Should any Cushman & Wakefield estimates, projections and assumptions or these other uncertainties and factors materialize in ways that Cushman & Wakefield did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this press release, including the possibility that recipients may lose a material portion of the amounts invested. While Cushman & Wakefield believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, recipients should bear in mind that such assumptions are inherently uncertain and subjective and that past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this press release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this press release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of Cushman & Wakefield as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Cushman & Wakefield expressly disclaims any obligation to update or revise any of them, whether as a result of new information, future events or otherwise. Additional information concerning factors that may influence the Company’s results is discussed under “Risk Factors” in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2021.

May 5, 2022

Cushman & Wakefield plc
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2022	2021
Revenue	$2,331.0	$1,923.8
Costs and expenses:
Costs of services (exclusive of depreciation and amortization)	1,860.5	1,589.5
Operating, administrative and other	293.4	280.8
Depreciation and amortization	40.6	43.1
Restructuring, impairment and related charges	1.2	17.6
Total costs and expenses	2,195.7	1,931.0
Operating income (loss)	135.3	(7.2)
Interest expense, net of interest income	(43.2)	(42.4)
Earnings from equity method investments	16.9	2.4
Other (expense) income, net	(32.9)	2.0
Earnings (loss) before income taxes	76.1	(45.2)
Provision for (benefit from) income taxes	30.6	(28.0)
Net income (loss)	$45.5	$(17.2)

Basic earnings (loss) per share:
Earnings (loss) per share attributable to common shareholders, basic	$0.20	$(0.08)
Weighted average shares outstanding for basic earnings (loss) per share	224.7	222.3

Diluted earnings (loss) per share:
Earnings (loss) per share attributable to common shareholders, diluted	$0.20	$(0.08)
Weighted average shares outstanding for diluted earnings (loss) per share	229.1	222.3

May 5, 2022

Cushman & Wakefield plc
Condensed Consolidated Balance Sheets

	As of
(in millions, except per share data)	March 31, 2022	December 31, 2021
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$611.9	$770.7
Trade and other receivables, net of allowance of $78.2 million and $72.2 million, as of March 31, 2022 and December 31, 2021, respectively	1,372.7	1,446.0
Income tax receivable	32.0	30.0
Short-term contract assets, net	360.6	318.9
Prepaid expenses and other current assets	295.7	264.7
Total current assets	2,672.9	2,830.3
Property and equipment, net	192.4	194.6
Goodwill	2,084.3	2,081.9
Intangible assets, net	908.1	922.2
Equity method investments	654.4	641.3
Deferred tax assets	65.0	65.5
Non-current operating lease assets	398.7	413.5
Other non-current assets	780.3	741.1
Total assets	$7,756.1	$7,890.4

Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$43.3	$42.4
Accounts payable and accrued expenses	1,083.5	1,106.2
Accrued compensation	840.1	976.3
Income tax payable	136.9	105.1
Other current liabilities	215.5	204.5
Total current liabilities	2,319.3	2,434.5
Long-term debt, net	3,215.9	3,220.5
Deferred tax liabilities	36.3	48.7
Non-current operating lease liabilities	377.8	394.6
Other non-current liabilities	268.3	343.5
Total liabilities	6,217.6	6,441.8
Commitments and contingencies (see Note 9)
Shareholders' equity:
Ordinary shares, nominal value $0.10 per share, 800,000,000 shares authorized; 225,445,522 and 223,709,308 shares issued and outstanding as of March 31, 2022 and at December 31, 2021, respectively	22.6	22.4
Additional paid-in capital	2,880.0	2,896.6
Accumulated deficit	(1,232.7)	(1,278.2)
Accumulated other comprehensive loss	(132.2)	(193.0)
Total equity attributable to the Company	1,537.7	1,447.8
Non-controlling interests	0.8	0.8
Total equity	1,538.5	1,448.6
Total liabilities and shareholders' equity	$7,756.1	$7,890.4

May 5, 2022

Cushman & Wakefield plc
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended March 31,
(in millions)	2022	2021
Cash flows from operating activities
Net income (loss)	$45.5	$(17.2)
Reconciliation of net income (loss) to net cash used in operating activities:
Depreciation and amortization	40.6	43.1
Impairment charges	0.1	7.1
Unrealized foreign exchange (gain) loss	(5.6)	1.5
Stock-based compensation	8.7	7.2
Lease amortization	25.1	27.0
Amortization of debt issuance costs	2.4	2.3
Earnings from equity method investments, net of dividends received	(12.5)	—
Change in deferred taxes	(12.4)	(25.4)
Provision for loss on receivables and other assets	4.9	12.5
Loss on disposal of business	13.8	—
Other operating activities, net	17.8	(6.1)
Changes in assets and liabilities:
Trade and other receivables	16.4	114.2
Income taxes payable	30.4	(14.4)
Short-term contract assets and Prepaid expenses and other current assets	(78.1)	(39.7)
Other non-current assets	(98.4)	(14.8)
Accounts payable and accrued expenses	(7.2)	(12.6)
Accrued compensation	(130.5)	(64.5)
Other current and non-current liabilities	(19.2)	(36.6)
Net cash used in operating activities	(158.2)	(16.4)
Cash flows from investing activities
Payment for property and equipment	(18.9)	(12.9)
Acquisitions of businesses, net of cash acquired	(3.9)	—
Investments in equity securities and equity method joint ventures	(11.6)	(15.9)
Collection on beneficial interest in a securitization	80.0	—
Other investing activities	(9.3)	—
Net cash provided by (used in) investing activities	36.3	(28.8)
Cash flows from financing activities
Shares repurchased for payment of employee taxes on stock awards	(26.2)	(4.8)
Payment of contingent consideration	(0.1)	—
Repayment of borrowings	(6.7)	(6.7)
Payment of finance lease liabilities	(3.9)	(3.3)
Other financing activities, net	1.0	1.2
Net cash used in financing activities	(35.9)	(13.6)

Change in cash, cash equivalents and restricted cash	(157.8)	(58.8)
Cash, cash equivalents and restricted cash, beginning of the period	890.3	1,164.1
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	(4.3)	(3.5)
Cash, cash equivalents and restricted cash, end of the period	$728.2	$1,101.8

May 5, 2022

Segment Results
The following tables summarize our results of operations for our operating segments for the three months ended March 31, 2022 and 2021.

Americas Results

	Three Months Ended March 31,
(in millions) (unaudited)	2022	2021	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$591.1	$540.8	9%	9%
Leasing	368.2	219.7	68%	68%
Capital markets	241.3	133.4	81%	81%
Valuation and other	47.3	37.3	27%	28%
Total service line fee revenue(1)	1,247.9	931.2	34%	34%
Gross contract reimbursables(2)	537.4	493.7	9%	9%
Total revenue	$1,785.3	$1,424.9	25%	25%

Costs and expenses:
Americas Fee-based operating expenses	$1,086.7	$854.2	27%	27%
Cost of gross contract reimbursables	537.4	493.7	9%	9%
Segment operating expenses	$1,624.1	$1,347.9	20%	21%

Adjusted EBITDA	$176.1	$77.8	126%	126%
Adjusted EBITDA margin(3)	14.1%	8.4%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin
(3) Adjusted EBITDA margin is measured against Total service line fee revenue

May 5, 2022

EMEA Results

	Three Months Ended March 31,
(in millions) (unaudited)	2022	2021	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$93.6	$83.7	12%	19%
Leasing	49.3	42.6	16%	23%
Capital markets	28.8	22.3	29%	38%
Valuation and other	43.7	44.5	(2)%	4%
Total service line fee revenue(1)	215.4	193.1	12%	19%
Gross contract reimbursables(2)	22.3	30.8	(28)%	(24)%
Total revenue	$237.7	$223.9	6%	13%

Costs and expenses:
EMEA Fee-based operating expenses	$200.5	$192.3	4%	10%
Cost of gross contract reimbursables	22.3	30.8	(28)%	(24)%
Segment operating expenses	$222.8	$223.1	0%	6%

Adjusted EBITDA	$16.7	$2.4	n.m.	n.m.
Adjusted EBITDA margin(3)	7.8%	1.2%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin
(3) Adjusted EBITDA margin is measured against Total service line fee revenue

APAC Results

	Three Months Ended March 31,
(in millions) (unaudited)	2022	2021	% Change in USD	% Change in Local Currency
Revenue:
Property, facilities and project management	$156.2	$143.6	9%	13%
Leasing	37.2	29.4	27%	29%
Capital markets	18.8	10.7	76%	85%
Valuation and other	29.3	29.6	(1)%	(1)%
Total service line fee revenue(1)	241.5	213.3	13%	17%
Gross contract reimbursables(2)	66.5	61.7	8%	13%
Total revenue	$308.0	$275.0	12%	16%

Costs and expenses:
APAC Fee-based operating expenses	$222.8	$196.1	14%	17%
Cost of gross contract reimbursables	66.5	61.7	8%	13%
Segment operating expenses	$289.3	$257.8	12%	16%

Adjusted EBITDA	$21.6	$19.5	11%	13%
Adjusted EBITDA margin(3)	8.9%	9.1%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines
(2) Gross contract reimbursables reflects revenue paid by clients which have substantially no margin
(3) Calculated as a percentage of Total service line fee revenue

May 5, 2022

Cushman & Wakefield plc
Use of Non-GAAP Financial Measures
We have used the following measures, which are considered "non-GAAP financial measures" under SEC guidelines:
i.Segment operating expenses and Fee-based operating expenses;
ii.Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") and Adjusted EBITDA margin;
iii.Adjusted net income and Adjusted earnings per share;
iv.Local currency; and
v.Net debt.
Our management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not recognized measurements under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods, and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors for the additional purposes described below.
Segment operating expenses and Fee-based operating expenses: Consistent with GAAP, reimbursed costs for certain customer contracts are presented on a gross basis in both revenue and operating expenses for which the Company recognizes substantially no margin. Total costs and expenses include segment operating expenses as well as other expenses such as depreciation and amortization, integration and other costs related to merger, pre-IPO stock-based compensation, and acquisition related costs and efficiency initiatives. Segment operating expenses includes Fee-based operating expenses and Cost of gross contract reimbursables.
We believe Fee-based operating expenses more accurately reflects the costs we incur during the course of delivering services to our clients and is more consistent with how we manage our expense base and operating margins.
Adjusted EBITDA and Adjusted EBITDA margin: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate integration and other costs related to merger, pre-IPO stock-based compensation, unrealized (gains) / losses on investments, acquisition related costs and efficiency initiatives and other items. Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization. Adjusted EBITDA margin, a non-GAAP measure of profitability as a percent of revenue, is measured against service line fee revenue.
Adjusted net income and Adjusted earnings per share: Management also assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates integration and other costs related to merger, pre-IPO stock-based compensation, unrealized (gains) / losses on investments, acquisition related costs and efficiency initiatives, depreciation and amortization related to merger and acquisition activity and other items. Income tax, as adjusted, reflects management’s expectation about our long-term effective rate as a public company. The Company also uses Adjusted earnings per share ("EPS") as a significant component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income, divided by total basic and diluted weighted average outstanding shares.

May 5, 2022

Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
Net debt: Net debt is used as a measure of our liquidity and is calculated as total debt minus cash and cash equivalents.
The interim financial information for the three months ended March 31, 2022 and 2021 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim condensed consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the Company and notes thereto for the year ended December 31, 2021 in the Company's 2021 Annual Report on Form 10-K.
Please see the following tables for reconciliations of our non-GAAP financial measures to the most closely comparable GAAP measures.

May 5, 2022

Adjustments to GAAP financial measures used to calculate non-GAAP financial measures
Reconciliation of Net income (loss) to Adjusted EBITDA:

	Three Months Ended March 31,
(in millions) (unaudited)	2022	2021
Net income (loss)	$45.5	$(17.2)
Add/(less):
Depreciation and amortization	40.6	43.1
Interest expense, net of interest income	43.2	42.4
Provision for (benefit from) income taxes	30.6	(28.0)
Unrealized loss on investments, net(1)	21.5	—
Integration and other costs related to merger(2)	3.6	16.2
Pre-IPO stock-based compensation(3)	0.7	1.6
Acquisition related costs and efficiency initiatives(4)	17.2	40.2
Other(5)	11.5	1.4
Adjusted EBITDA	$214.4	$99.7
(1) Represents net unrealized losses on fair value investments of $21.5 million, primarily related to our investment in WeWork, during the three months ended March 31, 2022. No unrealized gains or losses on investments were recorded in the three months ended March 31, 2021.
(2) Integration and other costs related to merger include certain direct and incremental integration and restructuring efforts.
(3) Pre-IPO stock-based compensation represents non-cash compensation expense associated with our pre-IPO equity compensation plans.
(4) Acquisition related costs and efficiency initiatives reflect costs incurred to implement operating efficiency initiatives to allow the Company to be a nimbler and more agile partner to its clients, as well as incremental costs related to in-fill M&A.
(5) Other includes a loss of $13.8 million related to the disposal of operations in Russia recorded during the first quarter of 2022, partially offset by other items.

Reconciliation of Net income (loss) to Adjusted net income:

	Three Months Ended March 31,
(in millions) (unaudited)	2022	2021
Net income (loss)	$45.5	$(17.2)
Add/(less):
Merger and acquisition-related depreciation and amortization	19.3	20.8
Unrealized loss on investments, net	21.5	—
Integration and other costs related to merger	3.6	16.2
Pre-IPO stock-based compensation	0.7	1.6
Acquisition related costs and efficiency initiatives	17.2	40.2
Other	11.5	1.4
Income tax adjustments(1)	(9.9)	(37.5)
Adjusted net income	$109.4	$25.5
Weighted average shares outstanding, basic	224.7	222.3
Weighted average shares outstanding, diluted(2)	229.1	223.9
Adjusted earnings per share, basic	$0.49	$0.11
Adjusted earnings per share, diluted	$0.48	$0.11
(1) Reflective of management's estimation of an adjusted effective tax rate (adjusted for certain items) of 27% for both the three months ended March 31, 2022 and 2021.
(2) Weighted average shares outstanding, diluted ("WACS, diluted") is calculated by taking WACS, basic and adding in dilutive shares of 4.4 million and 1.6 million for the three months ended March 31, 2022 and 2021, respectively, which is used to calculate Adjusted earnings per share, diluted.

May 5, 2022

Summary of Total costs and expenses:

	Three Months Ended March 31,
(in millions) (unaudited)	2022	2021
Americas Fee-based operating expenses	$1,086.7	$854.2
EMEA Fee-based operating expenses	200.5	192.3
APAC Fee-based operating expenses	222.8	196.1
Cost of gross contract reimbursables	626.2	586.2
Segment operating expenses	2,136.2	1,828.8
Depreciation and amortization	40.6	43.1
Integration and other costs related to merger(1)	3.6	16.2
Pre-IPO stock-based compensation(2)	0.7	1.6
Acquisition related costs and efficiency initiatives(3)	17.2	39.9
Other	(2.6)	1.4
Total costs and expenses	$2,195.7	$1,931.0
(1) Integration and other costs related to merger include certain direct and incremental integration and restructuring efforts.
(2) Pre-IPO stock-based compensation represents non-cash compensation expense associated with our pre-IPO equity compensation plans.
(3) Acquisition related costs and efficiency initiatives reflect costs incurred to implement operating efficiency initiatives to allow the Company to be a nimbler and more agile partner to its clients, as well as incremental costs related to in-fill M&A.